Exhibit 10.1

COMMONWEALTH OF THE BAHAMAS
Eleuthera
Settlement of Rock Sound

THIS AGREEMENT is made upon the date shown in No. 1 of the Schedule hereto between the parties respectively described as “the Vendor” and “the Purchaser” in No. 2 and No. 3 of the Schedule hereto WHEREBY IT IS AGREED as follows:

1.  Subject to a Permit being granted to the Purchaser under the provisions of the International Persons Landholding Act, 1993 (hereinafter referred to as “the said Act”) and to the other conditions precedent set forth in Clause 16 hereof, the Vendor shall sell and the Purchaser shall purchase the unencumbered fee simple estate in possession of the hereditaments hereinafter described in No. 8 of the Schedule hereto (hereinafter called “the said hereditaments”) and any buildings thereon (hereinafter together called “the said hereditaments and premises”).

2.  The said hereditaments and premises are being sold subject to the restrictions and conditions (if any) described in No. 7 of the Schedule hereto but otherwise free from encumbrances.

3.  The purchase price for the said hereditaments and premises shall be the sum described in No. 4 of the Schedule hereto and upon execution of this Agreement the deposit as described in No. 5 of the Schedule hereto shall be paid to the Vendor’s attorney as stakeholder and in part payment of the purchase price and the balance shall be paid in manner hereinafter provided.

4.  The date for completion of the purchase shall be on or before the date described in No. 6 of the Schedule hereto. If the parties shall agree in writing on another date for the completion of the sale that date shall be known as the completion date (hereinafter in either case referred to as “the Completion Date”).

5.  The Vendor sells as Beneficial Owner.

6.  Within Sixty (60) days from the date hereof the Vendor shall produce or cause to be produced to the Purchaser or its Attorney all of the documents of title in the Vendor’s possession relating to the said hereditaments and such other information as the Purchaser or its Attorney shall reasonably require to deduce from a good root of title in accordance with the Conveyancing and Law of Property Act a good and marketable documentary title in fee simple subject as hereinafter appearing but otherwise free from encumbrances.

7.     Notwithstanding the provisions of Section Three (3) Sub-sections Five (5) and Nine (9) of the said Conveyancing and Law of Property Act the Vendor shall not be obliged to produce an Abstract of Title in respect of the said hereditaments unless requested in writing to do so by the Purchaser or its Attorney within Fourteen (14) days from the delivery of all the said documents and other information.

8.     The foregoing provisions do not exempt the Vendor from answering requisitions on title properly raised by the Purchaser or its Attorney.

9.     Requisitions and objections (if any) in respect of the title or description of the said hereditaments or otherwise arising out of this Agreement shall be delivered in writing to the Vendor’s Attorney within Twenty-one (21) days from the delivery of all the said documents and other information.

10.     Should any requisition or objection whatsoever be insisted upon which the Vendor shall be unable to comply with the Vendor may (notwithstanding any attempt to remove or satisfy the same or any negotiations or litigation in respect thereof) by notice in writing to the Purchaser or its Attorney rescind this Agreement upon repaying the said deposit without interest costs or compensation to the Purchaser who shall accept the same in full satisfaction of all claims hereunder or otherwise howsoever. The Purchaser shall thereupon return or cause to be returned to the Vendor the abstract and all documents of title (if any) produced to the Purchaser or its Attorney and all papers belonging to the Vendor in its possession in connection with this sale and this Agreement shall be canceled without further or other liability by any party to the other. If the Purchaser within Seven (7) days after receiving notice to rescind withdraws the objection or requisition the notice to rescind shall be withdrawn also.

11.     If the Vendor shall deduce such title to the said hereditaments and premises as is provided for in this Agreement in accordance with the provisions hereof and shall be ready able and willing in accordance with such provisions to deliver the assurance hereinafter provided for and the Purchaser nevertheless fails to complete the purchase in accordance with the terms hereof and provided the necessary Permit shall have been granted under the said Act and the contingencies set forth in Clause 17 hereof shall have been satisfied or waived the said deposit and any interest earned thereon at the option of the Vendor (but without prejudice to the Vendor’s alternative remedies by way of damages specific performance or otherwise) shall be forfeited to the Vendor in complete liquidation of all damages caused by such failure whereupon this Agreement shall be canceled without further or other liability by any party to the other save the Purchaser shall return or cause to be returned to the Vendor all documents of title and such other information as shall have been produced to the Purchaser or its Attorney as hereinbefore provided.

12.     If the Purchaser shall be ready able and willing to complete and the Vendor shall fail to deduce such title to the said hereditaments as is provided for in this Agreement in accordance with the provisions hereof or shall fail to deliver the assurance hereinafter provided for then the Purchaser may (but without prejudice if the Purchaser so elects to any of the Purchaser’s alternative remedies by way of damages specific performance or otherwise) require that the said deposit shall be returned to the Purchaser without any interest earned thereon whereupon this Agreement shall be canceled without further or other liability by any party to the other save the Purchaser shall return or cause to be returned to the Vendor all documents of title together with all other papers as aforesaid.

13.  Upon completion:

(a) The Purchaser shall pay to or cause to be paid to the Vendor’s Attorney the sum being the balance of the said purchase price; and

(b) Upon payment of the balance of the said purchase price as aforesaid the Vendor’s Attorney shall deliver to the Purchaser or its Attorney a proper assurance of the said hereditaments and premises in favour of the Purchaser or its nominee duly executed by the Vendor but in a form approved by the Purchaser’s Attorney (such approval not to be unreasonably withheld) and a draft of which said assurance shall be submitted to the Purchaser’s Attorney at least Seven (7) days before the Completion Date.

14.  If the purchase is not completed on the Completion Date this Agreement shall nevertheless (subject as hereinafter provided) continue in full force and effect unless one of the parties hereto shall serve upon the other Twenty-one (21) days’ notice in writing to complete (of which time shall be deemed to be of the essence) and the party shall at the end of Twenty-one (21) days after receipt of such notice have failed to complete in accordance with this Agreement. PROVIDED THAT if the Purchaser can demonstrate that it is diligently and in good faith pursuing the necessary governmental and environmental approvals the Vendor will not be at liberty to serve such notice prior to 1st October, 2007
.
15.  The completion of the purchase and the payment of the balance of the purchase price shall take place on the Completion Date at the offices of Callenders & Co. the Vendor’s Attorneys.

16.  This Agreement and the proposed purchase of the said hereditaments and premises are subject to and conditional upon:

(a)               A Permit being granted to the Purchaser under the provisions of the said Act. The Purchaser hereby undertakes to apply within Forty-five (45) days of the date hereof for the said Permit and shall use its best endeavours to obtain the said Permit without delay but in the event that the Purchaser should be unable to obtain the same by 20th April, 2007 subject to the provisions of Clause 14 hereof this Agreement shall at the expiration of that period or such further period as the parties may hereafter mutually agree to in writing become null and void and the Vendor shall return to the Purchaser the deposit paid herein without any interest earned on the said deposit and the Purchaser shall return to the Vendor’s Attorney all documents of title and all other documentation forwarded to the Purchaser or its Attorney pursuant to the provisions hereof. The Purchaser shall provide the Vendor with copies of all applications for the said Permit referred to above.

(b)     The Purchaser’s negotiation with the Government of The Bahamas of a Heads of Agreement in a form acceptable to the Purchaser including all necessary government permits for construction of a Seventy-eight (78) room hotel upon the said hereditaments along with a marina and associated amenities.

(c)     The Purchaser (being a publicly-traded company in the United States will require the formal written consent of its Board of Directors to acquire the said hereditaments and to develop the same in the manner described above. The Purchaser undertakes to convene a meeting of its Board of Directors and seek the appropriate consent within Sixty (60) days from the date of this Agreement. PROVIDED THAT if such written consent is not obtained within the prescribed period the Purchaser shall advise the Vendor of its failure to obtain the same within Two (2) days of the said meeting of the Board of Directors of the Purchaser whereupon this Agreement shall be canceled without further or other liability by any party to the other save the Purchaser shall return or cause to be returned to the Vendor all documents of title together with all other papers as aforesaid and the Vendor shall return the said deposit to the Purchaser or its Attorney without any interest earned thereon.

17.     Upon completion of the purchase the Purchaser shall be entitled to vacant possession of the said hereditaments and premises (title to which shall be free from all liens charges and other encumbrances) and shall be responsible for the payment of all taxes rates assessments and outgoings after the Completion Date such taxes rates assessments and outgoings to be apportioned where necessary and to be paid in full by the Vendor up to and including the Completion Date.

18.     Any notice which is required to be served hereunder shall be served on the Vendor by delivery to the law offices of Callenders & Co. Attention Mr. Richard M. Cates and any notice which is required to be served on the Purchaser by delivery to the offices of Alexiou, Knowles & Co. Attention Mr. Robert Van Wynen.

19.     The Vendor and Purchaser both represent that they have had no involvement with any real estate agent in connection with this transaction and have taken no action that would cause a real estate agent’s commission or finder’s fee to be due or owing.

20.     The Purchaser will bear all legal fees (including the Vendor’s legal fees) with respect to this transaction. The Vendor’s legal fees shall not exceed $14,500.00.

21.     Stamp duty on the Conveyance of the said hereditaments and premises shall be paid by the Purchaser.

22.     The Purchaser shall provide financial information as reasonably requested by the Vendor to demonstrate the Purchaser’s ability to purchase the said hereditaments and carry out its proposed project on the said hereditaments.

23.    The Purchaser recognizes that the Vendor is interested in being a good steward of the said hereditaments and premises. The Purchaser shares this goal and will consult with the Vendor during its project planning and implementation phases. Notwithstanding the foregoing the Purchaser will serve as the Developer and will have full authority to make final decisions relative to the progress of the development. Public announcements concerning the development will identify the project as a joint venture between the Purchaser and the Vendor (unless the Vendor notifies the Purchaser that he would prefer not to be mentioned in such public announcements). All press releases and announcements will be controlled by the Purchaser.

24.     In the interpretation of these presents words importing persons shall include corporations the masculine gender shall include the feminine and the neuter gender and words importing the singular number only shall include the plural number and vice versa.

THE SCHEDULE HEREINBEFORE REFERRED TO

1.	Date of Agreement:	23rd August, 2006
2.	Vendor:	GEORGE BAKER
	Address:	P.O. Box SS-5631 Nassau, Bahamas
3.	Purchaser:	MERITAGE HOSPITALITY GROUP (or its designated nominee and/or assigns)
	Address:	3270 Eagle Run Drive NE Suite 100 Grand Rapids, MI 49525 U. S. A.
4.	Purchase Price:	Six hundred thousand dollars in the currency of the Commonwealth of the Bahamas (B$600,000.00)
5.	Deposit:	Sixty thousand dollars in the currency aforesaid (B$60,000.00)
6.	Completion Date:	The earlier of Thirty (30) days after all contingencies set forth in clause 16 hereof have been satisfied or waived or the 20th day of April A.D. 2007
7.	Restrictions:	None
8.	Description of the Hereditaments:

PART 1

ALL THAT piece or parcel of land situate in the Settlement of Rock Sound in the Island of Eleuthera one of the Islands of the Commonwealth aforesaid containing Forty-eight hundredths (0.48) of an acre which said piece or parcel of land is bounded NORTHWESTARDLY by land now or formerly the property of the Vendor and running thereon Two hundred and Ninety-five and Three tenths (295.3) feet NORTHEASTWARDLY by King Street and running thereon Seventy-two and Six tenths (72.6) feet SOUTHEASTWARDLY by land now or formerly the property of Colonial Development Corporation and running thereon Two hundred and Eighty-five and Two tenths (285.2) feet and SOUTHWESTWARDLY by the Sea and running thereon Seventy-two (72) feet which said piece or parcel of land has such position boundaries shape marks and dimensions as are shown on the diagram or plan attached to an Indenture of Conveyance dated the 17th day of June, A.D. l954 made between Colonial Development Corporation of the one part and the Vendor of the other part and now of record in the Registry of Records in the City of Nassau in the Island of New Providence another one of the Islands of the Commonwealth aforesaid in Book E.21 at pages 230 to 237 and is delineated that part which is coloured Pink of the said diagram or plan. A copy of the said plan shown coloured Pink is attached hereto and marked “Exhibit A”.

PART 2
ALL THAT piece parcel or part of a tract of land being part of a One hundred and Sixty (160) Acre tract of land called and known as the “Samuel Knowles” or “Cow Ground” Tract and comprising One (1) Acre and Forty-four hundredths (44/100) of an Acre situate on the Southwestern side of the Main Eleuthera Road at the Settlement of Rock Sound aforesaid the said piece parcel or part of a tract of land being bounded NORTHEASTWARDLY by the said Main Eleuthera Road and running thereon Two hundred and Six (206) feet and Six Tenths (6/l0ths) of a foot SOUTHEASTWARDLY by other portion of the said tract of land now or formerly the property of Colonial Development Corporation and running thereon Two hundred and Eighty-five (285) feet and Eight Tenths (8/10th) of a foot SOUTHWESTWARDLY by a Seawall separating the said piece parcel or part of a tract of land from the sea and running thereon One hundred and Ninety-nine (199) feet and Forty-five hundredths (45/100ths) of a foot and NORTHWESTWARDLY by other portion of the said tract of land now or formerly the property of the said Colonial Development Corporation and running thereon Three hundred and Twenty-nine (329) feet and Four tenths (4/10ths) of a foot which said piece parcel or part of a tract of land has such position boundaries shape marks and dimensions as are shown on the diagram or plan attached to an Indenture of Conveyance dated the 15th day of December, A.D. l952 made between Colonial Development Corporation of the one part and the Vendor of the other part and now of record in the Registry of Records aforesaid in Book T.18 at pages 364 to 374 and is delineated on that part which is coloured Pink of the said diagram or plan and marked “1.44 acres” thereon. A copy of the said plan shown coloured Pink is attached hereto and marked “Exhibit B”.

IN WITNESS WHEREOF the Vendor has hereunto set his hand and seal

/s/ George Baker

Signed Sealed and Delivered by the said GEORGE BAKER in the presence of

/s/ Richard H. Carter

MERITAGE HOSPITALITY GROUP INC.
 a Michigan corporation

/s/Robert E. Schermer, Jr.___
By: Robert E. Schermer, Jr.
Chief Executive Officer

/s/ James R. Saalfeld
James R. Saalfeld